EXHIBIT 99.1

Midas Medici Signs a Milestone Agreement to Acquire Brazil-Based CIMCORP

Acquisition with $84 Million in Revenue to More than Double Midas Medici’s Top Line on a Consolidated Basis and Open Exciting New Opportunities in Brazil’s Fast-Growing IT Market

NEW YORK, New York — July 20, 2011 — Midas Medici Group Holdings, Inc. (“Midas”) (OTCBB: MMED), an innovative green IT company in the fields of virtualization, cloud computing and data management, as well as Smart Grid solutions, today announced that it has signed a definitive acquisition agreement to acquire CIMCORP, a mid-sized and well respected integrator in Brazil’s IT market.  The closing of the acquisition is subject to customary closing conditions and financing arrangements and is anticipated to close before the end of July 2011.

CIMCORP specializes in data center services with an emphasis on complex solutions that enable Brazilian companies to virtualize and implement cloud-based systems.  The acquisition of CIMCORP, which has IT operations across Brazil’s national territory, will allow Midas to significantly expand its current IT offerings into South America.  Midas is expected to infuse green IT into the CIMCORP customer base with its Consonus and UtiliPoint brands’ expertise, while also enjoying a boost to the consolidated company’s revenue streams.  CIMCORP has built strong relationships with both government and commercial clients over the years, resulting in over 200 employees and revenues in excess of $84 million in 2010.

“The acquisition of CIMCORP is a milestone event for Midas Medici and its shareholders,” stated Nana Baffour, CEO and Co-Founder of Midas. “As you know, we have consummated several acquisitions to date, including Consonus, WeatherWise and EHFC.  However our latest acquisition with CIMCORP takes center stage as we propel our IT service offerings with exciting new international initiatives, while immediately doubling Midas’ consolidated revenue generating capabilities.  CIMCORP allows us to enter the fast-growing IT market in Brazil and Latin America as we look to leverage our new operations and develop new business prospects that wouldn’t be possible as separate organizations.”

As one of the fastest-growing major economies in the world, growth in Brazil is nothing short of outstanding, with GDP expected to grow by 5.9% a year until 2014 according to the Brazilian Finance Ministry.  Over the next six years, Brazil will be transforming its cities as it gets ready to host the World Cup in 2014 and the Olympics in 2016, spending substantial amounts on its infrastructure, including IT solutions to handle the demands of travelers, guests, and athletes.  As part of the acquisition, Midas expects to pursue significant opportunities for growth in the Brazil’s high-growth IT sector, including cross-border revenue streams such the introduction of Infrastructure as a Service (IaaS) offerings from Brazil to the US, in addition to Business Process Outsourcing (BPO) for US firms to their Brazilian counterparts.  In fact, many American firms have begun to realize the extraordinary benefits of the more manageable time zone differences between Brazil and the US when compared to other outsourcing locations, such as India.

“This major acquisition represents a giant leap towards our goal of transforming Midas into a truly international organization with sophisticated IT offerings and Smart Grid solutions in both the United States, and around the world.” said Johnson Kachidza, President, CFO and Co-Founder of Midas.  “A combination of Brazil’s upcoming development due to the World Cup and Olympic transformations and CIMCORP’s lucrative recurring revenue model are expected to result in more than double digit IT growth projections for Midas going forward.”

To assist with its cross-border nature, investment banking group, State Capital, was the financial advisor for CIMCORP for this transaction. With offices in Miami and Brazil, State Capital is an independent merchant bank focused on providing financial advice for significant mergers, acquisitions, restructuring, capital raising and private equity.

State Capital’s CEO, Luca Longobardi, stated, “We are thrilled with the conclusion of this transaction, which brings together, two very smart, capable IT organizations in their respective markets.  As they begin implementing their post-acquisition strategy, we believe Midas is uniquely positioned to effectively leverage and expand CIMCORP’s IT leadership in Brazil – the world’s eighth largest economy.”

Brazil’s IT industry offers numerous opportunities for research and development centers, consultancy firms, and the IT outsourcing Industry. It has around 250,000 IT professionals, with an advanced telecommunications infrastructure that is a result of a billion dollar investment made in the late 1990’s. In addition, Brazil’s progressive domestic market for software services has a strong history of being receptive to new technology.

Operating in Brazil since 1988, CIMCORP provides and manages a complete spectrum of IT infrastructure services and solutions to commercial and government markets. CIMCORP has 8 regional offices, 12 distributorships, 3 partner data centers, and an international subsidiary in Miami, FL.

About Midas Medici Group Holdings, Inc.

Midas Medici Group Holdings, Inc. (OTCBB: MMED) is a green IT company that supplies mid-sized and select enterprises and institutions with leading-edge IT solutions in the fields of virtualization, cloud computing and data management, as well as working with utilities and other institutions to transform the electric grid through digital technologies.  Across its Consonus and UtiliPoint brands, Midas works with its customers by optimizing IT and data center investments, cutting energy usage and preventing data loss, all while maximizing productivity.  Through a management team with decades of experience, Midas is positioning itself to take advantage of the high-growth IT industry through its unique specialized services at the intersection of energy and technology.

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For more information on Midas Medici, please visit: www.midasmedici.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the Company's business and operations; business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Company Contact:

Johnson Kachidza
Chief Financial Officer
212-792-0920

Investor Contact:

Trilogy Capital Partners
Darren Minton, President
Toll-free: 800-592-6067
info@trilogy-capital.com

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